Exhibit 99.1

CONVERGYS NEWS RELEASE

Convergys Corporation Announces Authorization to

Purchase Common Stock

(Cincinnati; August 14, 2007) — The Board of Directors of Convergys Corporation (NYSE: CVG) has authorized the company to purchase up to 20 million additional common shares from time to time as market and business conditions warrant.

As of June 30, 2007, there were 140 million shares of Convergys outstanding on a fully diluted basis.

From July 1 to August 13, the company acquired about 2.4 million shares at a cost of $42.2 million. Approximately 600,000 shares remain from the prior purchase authorization as of August 13, 2007.

“Our strong balance sheet and consistent cash flows afford us the flexibility to invest $350 million, at current prices, to retire about fifteen percent of outstanding stock,” said Dave Dougherty, President and CEO of Convergys. “This program is consistent with our continuing objective of building and delivering value to our shareowners and confirms our confidence in Convergys’ long-term strategic outlook.”

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in providing customer care, human resources, and billing services. Convergys combines specialized knowledge and expertise with solid execution to deliver outsourced solutions, consulting services, and software support. Clients in more than 70 countries speaking nearly 35 languages depend on Convergys to manage the increasing complexity and cost of caring for customers and employees. Convergys serves the world’s leading companies in many industries including communications, financial services, technology, and consumer products.

Convergys is a member of the S&P 500 and a Fortune Most Admired Company. Headquartered in Cincinnati, Ohio, Convergys has approximately 75,000 employees in

77 customer contact centers, three data centers, and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia. For more information visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

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Investor Contact:

David Stein, +1 513 723 7768 or investor@convergys.com

Media Contact:

John Pratt, +1 513 723 3333 or john.pratt@convergys.com

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